                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            THE KROLL-O'GARA COMPANY
                            ------------------------
                (Name of Registrant as Specified in Its Charter)
                ------------------------------------------------

         --------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)      Title of each class of securities to which transaction applies:

                 --------------------------------------------------------------
        (2)      Aggregate number of securities to which transaction applies:

                 --------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forward the amount on which the filing fee is calculated and state how it was determined):

                 --------------------------------------------------------------
        (4)      Proposed maximum aggregate value of transaction:

        (5)      Total fee paid:

                 --------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1)      Amount Previously Paid:

                 --------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:

                 --------------------------------------------------------------
         (3)      Filing Party:

                 --------------------------------------------------------------
         (4)      Date Filed:

KROLL-O'GARA LOGO




900 Third Avenue
New York, New York 10022
(212) 593-1000

July __, 2001

Dear Shareholder:

         You are cordially invited to attend the 2001 Annual Meeting of Shareholders of The Kroll-O'Gara Company on Thursday, August 16, 2001, at 10:00 a.m. at The Marriott, Manhattan Midtown East Courtyard, 866 Third Avenue, New York, New York.

         The Notice of 2001 Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted on at the meeting. Our Annual Report to shareholders for the year ended December 31, 2000 also is enclosed.

         Your vote is important no matter how many shares you own. We hope you will be able to attend the meeting in person; but, in any event, please sign and date the enclosed proxy and return it in the accompanying envelope. If you wish to communicate directly with The Kroll-O'Gara Company, the mailing address of our Shareholder Information Department is 900 Third Avenue, New York, New York 10022.


                                 Sincerely,


                                 Jules B. Kroll
                                 Executive Chairman of the Board



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


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



THE KROLL-O'GARA COMPANY
9113 LeSaint Drive
Fairfield, Ohio 45014
(513) 874-2112

July __, 2001

Dear Shareholder:

         The Annual Meeting of Shareholders of The Kroll-O'Gara Company will be held at The Marriott, Manhattan Midtown East Courtyard, 866 Third Avenue, New York, New York on Thursday, August 16, 2001 at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following:

                  1.       The election of seven directors of Kroll-O'Gara.

                  2. Approval and adoption of an amendment to Kroll-O'Gara's Amended and Restated Articles of Incorporation to change Kroll-O'Gara's name to "Kroll Inc."

                  3. Approval and adoption of the Kroll-O'Gara 2001 Non-Employee Director Stock Option Plan.

                  4. Such other matters as may properly come before the meeting, or any adjournment thereof.

         Only shareholders of record at the close of business on June 29, 2001 are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting.

By Order of The Board of Directors


Abram S. Gordon
Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.




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


                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 16, 2001

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Kroll-O'Gara Company of proxies to be voted at the Annual Meeting of Shareholders on August 16, 2001. This Proxy Statement and the accompanying proxy card are first being mailed to Kroll-O'Gara shareholders on or about July __, 2001.

                          OUTSTANDING VOTING SECURITIES

         The number of voting securities of Kroll-O'Gara outstanding on June 29, 2001, the record date for the meeting, was 22,429,392 shares of common stock, $.01 par value per share, each share entitled to one vote, owned by approximately 200 shareholders of record. A list of Kroll-O'Gara shareholders may be examined at Kroll-O'Gara's offices at the address given on the Notice of Annual Meeting.

                               PROXIES AND VOTING

         When the enclosed proxy card is properly executed and returned, the shares it represents will be voted as specified; if no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors described in this proxy statement.

         Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to Kroll-O'Gara, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot.

         The cost of solicitation of proxies will be paid by Kroll-O'Gara. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of Kroll-O'Gara by personal interview, telephone and facsimile. Banks, brokerage houses and other record owners will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to beneficial owners and in obtaining voting instructions from those owners.

         The election of directors requires the affirmative vote of a plurality of the votes cast at the meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of this election. Kroll-O'Gara's common stock has no cumulative voting rights. The approval of the amendment to Kroll-O'Gara's Amended and Restated Articles of Incorporation and the approval of the Kroll-O'Gara 2001 Non-Employee Director Stock Option Plan will be determined by the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting. On these matters, abstentions and broker non-votes will have the same effect as negative votes. There are no rights of appraisal or similar rights of dissenting shareholders with respect to any matter to be acted upon at the meeting.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

         Kroll-O'Gara's corporate powers are exercised, and its business, property and affairs are managed, by or under the direction of the Board of Directors. Currently there are nine directors. Kroll-O'Gara's directors hold office until the next annual meeting and until their successors are duly elected and qualified or until their earlier death, disqualification, resignation or removal.

         At the Annual Meeting, seven directors will be elected as directors whose terms will expire upon the Annual Meeting in 2002 or until their respective successors are duly elected and qualified. Five members of Kroll-O'Gara's existing Board of Directors have been nominated for re-election. Two other persons have also been nominated to serve as directors. The shares represented by the enclosed proxy will be voted in favor of the persons nominated, unless a vote is withheld from any or all of the individual nominees. While management has no reason


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

to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

VOTE REQUIRED

         The affirmative vote of the holders of a plurality of the votes cast is required for the election of directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES.

INFORMATION CONCERNING NOMINEES

         Information on each nominee for director is set forth below.

JULES B. KROLL has been Executive Chairman of the Board of Kroll-O'Gara since May 15, 2001. Previously, Mr. Kroll had been Chairman of the Board of Kroll-O'Gara since the merger of The O'Gara Company and Kroll Holdings, Inc. on December 1, 1997. Mr. Kroll was named Co-Chief Executive Officer of Kroll-O'Gara and Chief Executive Officer of the Investigations and Intelligence Group in April 2000. Previously he had served as Kroll-O'Gara's Chief Executive Officer since the Kroll Holdings merger.

He founded Kroll-O'Gara's Kroll Associates, Inc. subsidiary in 1972 and has been the Chairman of the Board of Directors and Chief Executive Officer of Kroll Associates and Kroll Holdings since their foundings. Mr. Kroll also is a director of Presidential Life Insurance Company and Security Technologies Group, Inc. He has been a director of Kroll-O'Gara since December 1997. Age 60.

MICHAEL G. CHERKASKY has been Chief Executive Officer of Kroll-O'Gara since May 15, 2001. Previously, Mr. Cherkasky had been President and Chief Operating Officer of Kroll-O'Gara's Investigations and Intelligence Group since December 1997. Prior to the Kroll Holdings merger he had been an Executive Managing Director of Kroll Associates since April 1997 and Chief Operating Officer of Kroll Holdings since January 1997. From November 1995 to January 1997, he was the head of Kroll Associates' North American Region and from February 1994 to November 1995 he was the head of Kroll Associates' Monitoring Group. From June 1993 to November 1993, Mr. Cherkasky was a candidate for public office. From 1978 to June 1993, Mr. Cherkasky was with the District Attorney's office for New York County, his last position being Chief of the Investigation Division. He became a director of Kroll-O'Gara in December 1997. Age 51.

MARSHALL S. COGAN has been Chairman of Foamex International, Inc., a manufacturer of polyurethane foam products, since May 1997. Mr. Cogan was Chairman and Chief Executive Officer of United Auto Group, Inc., a franchisor of car and light truck dealerships, from 1997 to 1999. He was Chairman of the Executive Committee of Foamex International from 1993 until 1997 and was Chief Executive Officer of Foamex International from 1994 until 1997. Since 1974 he has been the principal shareholder, Chairman or Co-Chairman of the Board of Directors, and Chief Executive Officer or Co-Chief Executive Officer, of Trace International Holdings, Inc., a holding company operating businesses in the auto sales, foam, textile and publishing industries. Mr. Cogan is a director of Foamex International Inc. and United Auto Group, Inc. Mr. Cogan has been a director of Kroll-O'Gara since December 1997. Age 64.

THOMAS E. CONSTANCE has been a partner in the law firm of Kramer Levin Naftalis & Frankel LLP since 1994. From 1973 to 1994, Mr. Constance was with the law firm of Shea & Gould. Mr. Constance is a director of Uniroyal Technology Corp. and Siga Technologies Inc. He has been a director of Kroll-O'Gara since December 2000. Age 65.

RAYMOND E. MABUS is President of International Management and Development Group Ltd., a provider of workforce analysis, foreign investment planning and resource generation services, and of counsel to the law firm of Baker, Donaldson, Bearman and Caldwell. He also manages a family timber business. He served as the United States Ambassador to the Kingdom of Saudi Arabia from 1994 until 1996, as a consultant to Mobil Telecommunications Technology from 1992 until 1994 and as Governor of the State of Mississippi from 1988


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

until 1992. Mr. Mabus is a director of Foamex International, Inc. and Friede Goldman Halter, Inc. Mr. Mabus has been a director of Kroll-O'Gara since November 1996. Age 52.

MICHAEL D. SHMERLING has been Chief Operating Officer of Kroll-O'Gara since May 15, 2001. He has also been President of the Corporate Services Division of Kroll-O'Gara Investigations and Intelligence Group since June 1999. Mr. Shmerling is a licensed Private Investigator in Tennessee and a Certified Public Accountant. He has been involved in the criminal justice system for over 13 years. From September 1995 to June 1999, Mr. Shmerling was one of the founders of Background America, Inc., a company providing background investigations services to governments, corporations and other professional clients. In 1989, he co-founded Correction Management Affiliates, Inc., a private correctional facility management company. In 1990, he founded Transcor America, Inc., a nationwide prison transportation company. He served as Chairman of the Board of Transcor America, Inc. until he resigned to dedicate his time to Correction Partners, Inc., a private prison management company majority-owned by Correction Management Affiliates, Inc. In 1994 and 1995, all of the above correctional management companies were sold to Corrections Corporation of America. Mr. Shmerling is a director of Cumberland Trust Co., Inc. and Capital Bank & Trust Co., Inc. Age 45.

J. ARTHUR URCIUOLI has been Chairman of Archer Corporation, a provider of private investment and consulting services, since 1999. Mr. Urciuoli served with Merrill Lynch & Company, Inc. from 1969 to 1999. He was Chairman of Merrill Lynch's International Private Client Group and was responsible for strategic development and acquisitions from 1997 to 1999. He was Director of the Marketing Group of Merrill Lynch Private Client Group from 1993 to 1997. He has also served as Chairman of the Mutual Fund Forum/Forum for Investor Advice from 1997 to 1998 and as Chairman of the Sales and Marketing department of the Securities Industry Association from 1986 to 1989. Mr. Urciuoli is an advisory director of Devisscher, Olson, Pauen and Retail Options, Inc. Age 63.

COMPENSATION OF DIRECTORS

         Directors who are not employees of Kroll-O'Gara receive annually a $15,000 fee, plus options to purchase 2,000 shares of common stock, for serving as directors. Non-employee directors are also paid $1,000 for each Board meeting attended in person and $750 for Board meetings held by telephone conference call in which they participate. Each Committee Chairman receives an annual fee of $1,600 and committee members, including the Chairman, receive $750 per meeting attended, whether in person or by telephone, unless the meeting occurs on the same day as a Board meeting, in which case no separate fee is paid. Directors who are also employees of Kroll-O'Gara are not separately compensated for their services as directors.

         Under Kroll-O'Gara's Outside Directors' Deferred Compensation Plan, each nonemployee director is entitled to defer all or a portion of his director's fees into a bookkeeping account. The account is credited with "phantom" units representing shares of Kroll-O'Gara's common stock equivalent in value to the amount of each fee deferred, at the time earned. Unless a later time is selected by a director, the value of the units in the director's account will be paid in cash when the director's service on Kroll-O'Gara's Board of Directors terminates or at the time of a "change in control" of Kroll-O'Gara as defined in the Plan.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         Board of Directors. In the year ended December 31, 2000, the Board of Directors held 12 meetings. During 2000, the Board of Directors had an Audit Committee, which met seven times, and a Compensation Committee, which met once.

         Each director attended more than seventy five percent of the aggregate number of all meetings of the Board of Directors which he was eligible to attend and all meetings of committees on which he served during 2000.

         Audit Committee. The Audit Committee recommends to the Board of Directors the appointment of independent public accountants to serve as auditors for Kroll-O'Gara and reviews and discusses with the independent public accountants the scope of their examination, their proposed fee and the overall approach to the audit. The Audit Committee also reviews with the independent public accountants and Kroll-O'Gara's financial management the annual financial statements and discusses the effectiveness of internal accounting controls. The


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rules and responsibilities of the Audit Committee are set forth in a written
Audit Committee Charter adopted by the Board of Directors, which appears as Annex A to this proxy statement. In 2000, the Audit Committee was comprised of Marshall Cogan, Raymond Mabus and William Session. Messrs. Cogan, Mabus and Sessions are "independent directors" within the meaning of Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers.

         Compensation Committee. The Compensation Committee has responsibility for establishing executive officers' compensation and fringe benefits. In 2000, the Compensation Committee was comprised of Messrs. Cogan, Mabus and Sessions. In May 2001, Thomas Constance was appointed to the Compensation Committee and replaced Mr. Mabus.

         Nominating Committee. Kroll-O'Gara does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole. Any Kroll-O'Gara shareholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in advance in compliance with the applicable procedures set forth in Kroll-O'Gara's By-laws. Kroll-O'Gara will furnish copies of such By-law provisions upon written request to the Secretary at Kroll-O'Gara's principal executive offices, 900 Third Avenue, New York, New York 10022.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There were no interlocks or insider participation with respect to the Board of Directors.

                                   PROPOSAL 2

     APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

         The Board of Directors has approved an amendment to Kroll-O'Gara's Amended and Restated Articles of Incorporation to change Kroll-O'Gara's name to "Kroll Inc.", subject to (a) the closing of the sale of the Security Products and Services Group and (b) approval by Kroll-O'Gara's shareholders at the Annual Meeting. The form of this amendment appears as Annex B to this proxy statement.

         On April 23, 2001, Kroll-O'Gara announced that it had entered into a stock purchase agreement to sell substantially all of its Security Products and Services Group to Armor Holdings, Inc. ("Armor"). Pursuant to the stock purchase agreement, Kroll-O'Gara will sell the Security Products and Services Group to Armor for an aggregate purchase price of up to $54.5 million, of which up to $15.0 million may be paid, at Armor's option, in shares of its common stock valued at the time of the closing, and the balance is payable in cash. The purchase price will be reduced dollar for dollar to the extent that net tangible assets, as defined in the stock purchase agreement, are less than approximately $37.4 million. In addition, subject to the achievement of certain performance goals, Kroll-O'Gara may be entitled to up to $2.0 million of additional consideration.

         The closing of the transaction is subject to a number of conditions, including approval by certain third parties, including Kroll-O'Gara's lenders. The transaction is expected to close in the third quarter of 2001. The Board of Directors of Kroll-O'Gara has already approved the transaction and the approval of Kroll-O'Gara's shareholders is not required.

         Pursuant to the stock purchase agreement, within 90 days after closing the transaction, Kroll-O'Gara is required to change its name, and the name of any of its subsidiaries, to remove the word "O'Gara". Therefore, the Board of Directors believes that it is in the best interests of Kroll-O'Gara and its shareholders to approve the name change now so that immediately upon closing the transaction with Armor, Kroll-O'Gara will be able to file the amendment to its Amended and Restated Articles of Incorporation, thus assuring its compliance with the stock purchase agreement.

         If Kroll-O'Gara shareholders reject this amendment now, and the transaction with Armor closes, Kroll-O'Gara would have to call and hold a special meeting of its shareholders to approve a new name and Kroll-O'Gara would have only 90 days to do so. If Kroll-O'Gara shareholders approve this amendment now, Kroll-O'Gara will be spared the time and expense of having a second shareholders meeting in 2001. In addition, in the event that Kroll-O'Gara were unable to have another shareholder meeting within the 90-day timeframe or a special


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shareholders meeting were held and the Kroll-O'Gara shareholders did not approve another amendment to Kroll-O'Gara's Amended and Restated Articles of Incorporation, Kroll-O'Gara would be in breach of the stock purchase agreement and could forfeit a portion of the purchase price payable by Armor and be liable to Armor for additional damages.

         Kroll-O'Gara shareholders are being asked to approve the amendment now, subject to the closing of the transaction with Armor. If the amendment is approved, but the transaction with Armor is terminated or otherwise does not close, the amendment will not be filed and Kroll-O'Gara will not change its current name.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to be cast on the matter is required to approve the amendment to Kroll-O'Gara's Amended and Restated Articles of Incorporation.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO KROLL-O'GARA'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE KROLL-O'GARA'S NAME TO "KROLL INC."

                                   PROPOSAL 3

            APPROVAL OF 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         The Board of Directors has approved the Kroll-O'Gara 2001 Non-Employee Director Stock Option Plan (the "Kroll-O'Gara 2001 Director Plan"), subject to approval by the Kroll-O'Gara shareholders at the Annual Meeting. The Kroll-O'Gara 2001 Director Plan is designed primarily to increase the ownership interest in Kroll-O'Gara of non-employee directors whose services are considered essential to Kroll-O'Gara's continued progress, to align such interests with those of the Kroll-O'Gara shareholders and to provide a further incentive to service as a director of Kroll-O'Gara. Shareholder approval of the Kroll-O'Gara 2001 Director Plan is required under the Nasdaq National Market corporate governance rules.

SUMMARY OF THE KROLL-O'GARA 2001 DIRECTOR PLAN

GENERAL

         Nature of Shares to be Issued/Administration. Shares issued under the Kroll-O'Gara 2001 Director Plan may be authorized but unissued shares of Kroll-O'Gara common stock or treasury shares of Kroll-O'Gara common stock at the discretion of the Board of Directors. The Kroll-O'Gara 2001 Director Plan provides that the Board of Directors will administer the Kroll-O'Gara 2001 Director Plan.

         Awards. The Kroll-O'Gara 2001 Director Plan specifically provides for the grant of non-qualified stock options only (the "Options").

         Maximum Number of Shares. The maximum number of shares of Kroll-O'Gara common stock with respect to which awards may be granted under the Kroll-O'Gara 2001 Director Plan is 200,000 shares.

         Eligibility. All non-employee directors of Kroll-O'Gara will be eligible to receive grants of options. A "non-employee director" is a director of Kroll-O'Gara who is not an employee of Kroll-O'Gara or of any Kroll-O'Gara subsidiary.

         Board's Authority. The Board of Directors will administer the Kroll-O'Gara 2001 Director Plan and has the authority to interpret and construe any provision of the Kroll-O'Gara 2001 Director Plan and to adopt such rules and regulations for administering the Kroll-O'Gara 2001 Director Plan as it deems necessary or appropriate.

         Suspension, Discontinuance, Amendment. The Board of Directors may, at any time suspend or discontinue the Kroll-O'Gara 2001 Director Plan or revise or amend it in any respect whatsoever; provided, however, that no


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

action will adversely change the terms and conditions of an outstanding option without the option holder's consent and (i) the number of shares of Kroll-O'Gara common stock subject to an option, (ii) the purchase price therefor, (iii) the date of grant of any option and (iv) the termination provisions relating to such option will not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code of 1986, as amended (the "Code"), or the Employee Retirement Income Security Act of 1974, as amended, or any successor law, or the rules and regulations thereunder.

SUMMARY OF OPTION TERMS

         Exercise Price. The exercise price per share of Kroll-O'Gara common stock under each option granted pursuant to the Kroll-O'Gara 2001 Director Plan will be 100% of the fair market value per such share of Kroll-O'Gara common stock on the date of grant of the option. The exercise price will be paid in cash.

         Options Granted. Each person who is a non-employee director of Kroll-O'Gara immediately after each annual meeting will be granted an option to purchase 10,000 shares of Kroll-O'Gara common stock. Persons elected to the Board of Directors between annual meetings are awarded a pro rata portion of the 10,000 annual option award for the first year of service.

         Exercisability of Options. Each option will vest in three annual installments beginning on the first anniversary of the date of grant. Each option may be exercised in part to the extent it has vested at any time after the date of grant of the option and in full at any time after it has fully vested, prior to the expiration of ten years from the date of grant, unless there is a termination as described below.

         Termination of Directorship. Except in the event of a termination for disability, death or retirement, upon termination of service as a director, (i) the options, to the extent that they were exercisable at the time of such termination, will remain exercisable until the expiration of three months after such termination (or, if earlier, the expiration of their term) and (ii) the options, to the extent that they were not exercisable at the time of such termination, will expire at the close of business on the date of such termination. In the event of termination of service as a director by reason of his or her death, the options will be immediately vested and exercisable by the option holder's legal representative until the expiration of one year after such date of death (or, if earlier, the expiration of their term). In the event of termination of service as a director by reason of disability or retirement, the options will remain exercisable in accordance with their terms. If the option holder dies following termination of service as a director by reason of disability or retirement, (i) the options, to the extent that they were exercisable on the date of death, will remain exercisable until the expiration of one year after such date of death (or, if earlier, the expiration of their term) and (ii) the options, to the extent that they were not exercisable on the date of death, will expire at the close of business on the date of such termination.

TRANSFERABILITY

         In general, no option is transferable other than by will or the laws of descent and distribution.

CERTAIN CORPORATE CHANGES

         The Kroll-O'Gara 2001 Director Plan provides for an adjustment in the number of shares of Kroll-O'Gara common stock available to be issued under the Kroll-O'Gara 2001 Director Plan, the number of shares subject to options, and the exercise prices of options upon a change in the capitalization of Kroll-O'Gara, a stock dividend or split, an exchange or combination of shares and certain other similar events. The Kroll-O'Gara 2001 Director Plan also provides for the adjustment of options upon a merger, consolidation, sale of assets and certain other similar events.

INCOME TAX WITHHOLDING

         The Kroll-O'Gara 2001 Director Plan provides that an option holder may be required to meet certain income tax withholding requirements by remitting cash to Kroll-O'Gara.




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
SUMMARY OF FEDERAL TAX CONSEQUENCES

         The following is a description of the principal federal income tax consequences of awards under the Kroll-O'Gara 2001 Director Plan based on present federal tax laws. Federal tax laws may change from time to time, and any legislation that may be enacted in the future may significantly affect the federal income tax consequences described below. No representation is or can be made regarding whether any such legislation will or may be enacted and/or the impact of any such legislation. The description below does not purport to be a complete description of the tax consequences associated with awards under the Kroll-O'Gara 2001 Director Plan applicable to any particular award recipient. Differences in each individual's financial situation may cause federal, state and local tax consequences of awards to vary. Each recipient of an award should consult his or her personal tax advisor about the detailed provisions of the applicable tax laws and regulations.

         In general, an option holder will not be deemed to have received any income at the time an option is granted, nor will Kroll-O'Gara be entitled to a federal tax deduction at that time.

         When an option holder exercises an option, the option holder will recognize ordinary compensation income equal to the excess of (a) the fair market value of the Kroll-O'Gara common stock received as a result of the exercise of the option on the exercise date over (b) the option exercise price, and Kroll-O'Gara will be entitled to a tax deduction in that amount. The shares acquired by the option holder upon exercise of the option will have a tax basis equal to the fair market value of the shares on the exercise date. Upon any subsequent sale of Kroll-O'Gara common stock received on exercise of the option, the option holder will recognize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. Any such gain (or loss) will be characterized as long-term capital gain (or loss) if the shares have been held for more than one year; otherwise, the gain (or loss) will be characterized as short-term gain (or loss). An option holder's holding period for federal income tax purposes for such shares will commence on the date following the date of exercise. Short-term capital gain is subject to tax at the same rate as ordinary income. Under current law, the rate at which net long-term capital gain will be taxed will vary depending on the option holder's holding period and the date the option holder disposes of the shares. The Code currently provides that, in general, the net long-term capital gain resulting from the sale of shares held for more than 12 months will be subject to tax at a maximum rate of 20% (10% for individuals in the 15% tax bracket). In addition, the Code currently provides that net long-term capital gain resulting from dispositions after December 31, 2000 of shares held for more than five years may be subject to a reduced rate.

INCORPORATION BY REFERENCE

         The foregoing is only a summary of the Kroll-O'Gara 2001 Director Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Annex C.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to be cast on the matter is required to approve the Kroll-O'Gara 2001 Director Plan.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE KROLL-O'GARA 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN AND THE RESERVATION OF SHARES FOR ISSUANCE THEREUNDER.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP ("Arthur Andersen") served as Kroll-O'Gara's independent public accountants for its fiscal year ended December 31, 2000. Arthur Andersen has served Kroll-O'Gara since its inception in 1996. Representatives of Arthur Andersen will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

         The Audit Committee has not yet made its recommendation to the Board of Directors regarding Kroll-O'Gara's independent auditors for the fiscal year ending December 31, 2001 because Kroll-O'Gara is waiting to complete the sale of its Security Products and Services Group to Armor. Once this transaction is completed, the Audit Committee intends to evaluate what firm would be the most appropriate independent accountants for Kroll-O'Gara since, following this transaction, Kroll-O'Gara will be headquartered in New York and will be engaged exclusively in the risk consulting business. The Audit Committee and the Board of Directors expect to select independent auditors promptly following the completion of the transaction with Armor.



                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth compensation paid by Kroll-O'Gara and its subsidiaries, for services in all capacities, to Kroll-O'Gara's Co-Chief Executive Officers and each of the four other most highly compensated executive officers during the years ended December 31, 2000, 1999 and 1998. These persons are sometimes referred to as the "named executive officers."

                                                                                                  Long Term
                                                 Annual Compensation                         Compensation Awards
                                         ------------------------------------            -------------------------
                                                                                           Security
                                                                                          Underlying
                                                                             Restricted     Stock
                                                                 Other         Stock        Option       All Other
      Name and Current                   Salary     Bonus        Annual        Awards       Grants     Compensation
     Principal Position         Year       ($)       ($)      Compensation     ($)(2)        (#)            ($)(3)
     ------------------         ----     -------   -------    ------------   ----------  -----------   -----------
Jules B. Kroll                  2000       375,000        --       --                --           --        16,566
Chairman and Co-Chief           1999       375,000        --       --                --           --        14,661
Executive Officer               1998       375,000        --       --                --           --        31,915

Thomas M. O'Gara                2000       275,000        --       --                --           --         7,233
Vice Chairman                   1999       275,000        --       --                --           --         7,030
                                1998       275,000        --       --                --           --         7,651

Wilfred T. O'Gara               2000       350,000        --       --                --       25,000        12,294
Co-Chief Executive Officer      1999       350,000        --       --                --       17,000         8,675
                                1998       350,000        --       --                --           --         6,816

Michael G. Cherkasky            2000       416,000   116,667       --                --       20,000        11,768
Chief Operating Officer--       1999       400,000   100,000       --           155,628       50,000        25,930
Investigations and              1998       400,000    40,000       --                --           --        28,914
Intelligence Group (1)

Nazzareno E. Paciotti           2000       275,520        --       --                --       10,000        10,847
Chief Financial Officer         1999       275,520    66,667       --                --       10,000         8,777
                                1998       275,520    66,667       --                --           --        19,813

Abram S. Gordon                 2000       175,000    30,000       --                --       18,000         5,911
Vice President                  1999       150,000    35,000       --                --        5,000         5,753
                                1998       135,000    25,000       --                --           --         4,160

----------------

(1)      On May 15, 2001, Mr. Cherkasky became Chief Executive Officer of
         Kroll-O'Gara.

(2) Represents 6,000 shares of restricted stock for Mr. Cherkasky, awarded on March 25, 1999 under Kroll-O'Gara's 1998 Stock Incentive Plan and having an aggregate value at December 31, 2000 of $30,000. No other shares of restricted stock are held by Mr. Cherkasky. The shares vest over a three year period, with 50% vesting ratably over the first 12 months after the date of grant and an additional 25% vesting ratably over each of the second and third 12 months after the date of grant. Until vested, the shares have no dividend rights.

(3)      Represents profit-sharing contributions in 2000 of $1,172 for Mr.
         Kroll and $2,625 for each other named executive officer; supplemental disability plan benefits of $12,174 for Mr. Kroll, $7,341 for Mr. Cherkasky, $6,332 for Mr. Paciotti, $3,667 for Mr. Thomas M. O'Gara, $5,708 for Mr. Wilfred T. O'Gara and $2,933 for Mr. Gordon; group term life insurance benefits of $3,210 for Mr. Kroll, $1,802 for Mr. Cherkasky, $1,890 for Mr. Paciotti, $966 for Mr. Thomas M. O'Gara, $420 for Mr. Wilfred T. O'Gara and $378 for Mr. Gordon.

         Option Grants Table. The following table presents information on option grants to the named executive officers during 2000 pursuant to Kroll-O'Gara's 1996 Stock Option Plan. The Plan does not provide for the grant of stock appreciation rights ("SARs").

                                                     Individual Grants(1)
                              ----------------------------------------------------------------       Potential
                                  Number of                                                          Realizable
                                 Securities         % of Total                                    Value at Assumed
                                 Underlying          Options                                    Annual Rates of Stock
                                   Options         Granted to      Exercise or                  Price Appreciation for
                                   Granted        Employees in     Base Price    Expiration           Option Term
Name                                 (#)           Fiscal Year       ($/SH)          Date         5% ($)       10% ($)
----                          ----------------     -----------       ------          ----         ------       -------


Jules B. Kroll                          --                --                --             --          --           --
Thomas M. O'Gara                        --                --                --             --          --           --
Wilfred T. O'Gara                   25,000               2.5             6.375        5/12/10     100,230      254,003
Michael G. Cherkasky                20,000               2.0             6.375        5/12/10      80,184      203,202
Nazzareno E. Paciotti               10,000               1.0             6.375        5/12/10      40,092      101,601
Abram S. Gordon                     18,000               1.8             6.375        5/12/10      72,166      182,882

--------------

(1) All options vest 25% one year after the date of grant, with the remaining 75% vesting in 25% increments based upon Kroll-O'Gara's stock price achieving specified levels for a minimum of 20 consecutive days. The exercise price of all options may be paid in cash or by the transfer of shares of Kroll-O'Gara's common stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which Kroll-O'Gara is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of Kroll-O'Gara.

         Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth information concerning unexercised stock options held at December 31, 2000 by each named executive officer. No options were exercised by the named executive officers during 2000.

                                                                    Number of Securities       Value of Unexercised
                                                    Value         Underlying Unexercised      In-the-Money Options
                                                 Realized ($)      Options at FY-End (#)          at FY-End ($)
                                                 ------------      ---------------------     ------------------
                                    Shares     (Market Price on
                                   Acquired      Exercise Less          Exercisable/             Exercisable/
Name                             on Exercise (#) Exercise  Price       Unexercisable            Unexercisable
-----                            -------------- ----------------      ----------------        ----------------
Jules B. Kroll                            --               --                     --                         --
Thomas M. O'Gara                          --               --             23,150/ --                      --/--
Wilfred T. O'Gara                         --               --         101,113/36,334                      --/--
Michael G. Cherkasky                      --               --         136,320/55,209              267,754/9,375
Nazzareno E. Paciotti                     --               --          119,695/5,834                 247,129/--
Abram S. Gordon                           --               --          18,333/19,667                      --/--

EMPLOYMENT AGREEMENTS

         Kroll-O'Gara had employment agreements, which expired on November 30, 2000 with each of the following executive officers providing for annual base salaries in the listed amounts: Jules B. Kroll, $375,000; Thomas M. O'Gara, $275,000; Wilfred T. O'Gara, $350,000; Nazzareno E. Paciotti, $275,000; and Abram S. Gordon, $150,000. These employment agreements are being continued on a month-to-month basis. Each of these executive officers also is entitled to participate in an annual bonus plan established by the Compensation Committee of the Board of Directors and to receive up to 50% of the bonus in shares of Kroll-O'Gara's common stock. Pursuant to these employment agreements, employment may be terminated by Kroll-O'Gara at any time with or without cause, except that, in a case of termination without cause, the employee is entitled to receive compensation for the greater of the balance of the term of the agreement or one year. The agreements also provide that if Kroll-O'Gara does not renew the agreement for one year or more at the end of the term, the employee will receive an amount equal to one year's base salary. Each employment agreement restricts the executive officer from competing with Kroll-O'Gara during the term of the agreement, and for two years thereafter if termination of employment is for cause or at the volition of the employee. Each of Messrs. Thomas M. and Wilfred
T. O'Gara has further agreed that during his employment and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "O'Gara" as a business or trade name and competes with Kroll-O'Gara. Additionally, Mr. Kroll has agreed that during his employment and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "Kroll" as a business or trade name and competes with Kroll-O'Gara.

         In May 1999 Mr. Cherkasky entered into an employment agreement with Kroll-O'Gara for an "evergreen" two year term. The agreement provides for a base salary of $400,000 for 1999 and for subsequent annual calendar year increases of at least 4%. Mr. Cherkasky also is entitled to participate in Kroll-O'Gara's annual bonus, stock option, stock incentive and other benefit plans. In connection with the agreement, he received a signing bonus of $140,000, payable $40,000 in May 1999 and $100,000 in January 2000. On each three-year anniversary of the agreement he will receive an additional $350,000. In the event the agreement is terminated due to Mr. Cherkasky's death or disability or by Kroll-O'Gara for other than cause or by Mr. Cherkasky for good reason, he is entitled to receive a lump sum payment equal to the value of his salary, annual bonus, the three-year anniversary payment, stock options and incentive stock for the remainder of the term. During his employment and for two years after his employment terminates, if the termination occurs during the first two years of the agreement and is by Kroll-O'Gara for cause or by him for other than good reason, Mr. Cherkasky is restricted from directly or indirectly engaging in the investigations and intelligence business. For purposes of the agreement, "cause" means conviction of a felony and "good reason" includes a change in duties or responsibilities, a reduction in compensation or any person or group other than Jules Kroll becoming the beneficial owner of 35% or more of the voting power of Kroll-O'Gara's securities.

         Kroll-O'Gara has severance arrangements with Wilfred T. O'Gara and Abram Gordon. If Kroll-O'Gara terminates their employment at any time, Wilfred
T. O'Gara will be entitled to receive an amount equal to two years' base salary and Abram Gordon will be entitled to receive an amount equal to 16 months' base salary.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The policy of the Compensation Committee of the Board of Directors is to provide compensation that attracts, motivates, and retains a highly qualified management team meeting the special management requirements of this Company. The compensation program is central to the successful operation and growth of Kroll-O'Gara and is intended to align closely the interests of management with those of Kroll-O'Gara's shareholders.

         Statement of Purpose. The Compensation Committee believes that a compensation program must enable Kroll-O'Gara to attract a limited number of executives with critical experience for key positions and to retain and motivate strong, capable management. At the same time, the cost of management compensation must bear a reasonable relationship to the performance of Kroll-O'Gara and the total return to shareholders on their investment in Kroll-O'Gara. The purposes of the program approved and actions taken by the Compensation Committee are as follows:

         - Encourage and reward an entrepreneurial spirit and business success each year in the operating divisions of Kroll-O'Gara and, at the same time, build the structure and teamwork necessary for profitable long-term growth in Kroll-O'Gara's business.

         - Provide executives who succeed within Kroll-O'Gara the opportunity to build capital value through stock options and stock, as long as shareholders build corresponding value.

         Cash Compensation. To achieve these purposes, the Compensation Committee has set total cash compensation at levels that it believes are reasonable in light of Kroll-O'Gara's size and financial results. Salaries are reviewed annually and are determined based on specific executive responsibilities, the changing nature of these responsibilities and performance. Total cash compensation each year can be increased or decreased substantially from the prior year depending on the size of the annual incentive payment awarded.

         Kroll-O'Gara has employment agreements with its executive officers, including Mr. Kroll and Mr. Wilfred T. O'Gara, Kroll-O'Gara's Co-Chief Executive Officers during 2000. These agreements, including the annual base salary of each executive officer, are described above under "Employment Agreements."

         In early 1998, Kroll-O'Gara engaged William M. Mercer, Incorporated, a well regarded compensation consulting firm, to formulate a new incentive compensation plan for Kroll-O'Gara. After review and evaluation of that firm's recommendations, Kroll-O'Gara implemented a plan designed to reinforce Kroll-O'Gara's entrepreneurial culture. The plan emphasizes a pay-for-performance compensation philosophy in which base salaries are set at competitive market median levels and annual incentive opportunities are based on aggressive financial performance targets. If the financial performance targets are achieved, then total cash compensation will be above market median levels. At the time the plan was adopted, the current base salaries for the co-Chief Executive Officers and most other executive officers were within the ranges set forth in the plan. Therefore, the base salaries of the co-Chief Executive Officers and most of the other executive officers were not increased for 2000. All salaries were reviewed at the end of 2000 and, based on Kroll-O'Gara's financial results, were not increased.

         Based on the guidelines set forth in the compensation plan for financial performance, cash incentive compensation was not awarded for 2000 to the co-Chief Executive Officers or any of the other named executive officers. Mr. Cherkasky's bonus was part of a signing bonus required by his employment agreement.

         Long-Term Stock Incentives. Kroll-O'Gara's overall compensation plan also provides long term incentives principally through the granting of stock options at market competitive levels under Kroll-O'Gara's 1996 Stock Option Plan, with the Compensation Committee responsible for grants to Kroll-O'Gara's executive officers. The purpose of the 1996 Plan is to provide long-term compensation which, because it is based upon stock price appreciation, directly aligns the interest of management with that of shareholders. Options were awarded to Messrs. Wilfred T. O'Gara, Cherkasky, Paciotti and Gordon in May 2000. Due to their significant ownership interests in Kroll-O'Gara, Messrs. Kroll and Thomas M. O'Gara did not receive stock option grants.

         In 1998 Kroll-O'Gara adopted a Stock Incentive Plan providing for the grant of shares of restricted stock, primarily to non-executive officer management employees. Two of Kroll-O'Gara's executive officers, including Mr. Cherkasky, have been awarded an aggregate of 8,500 shares of restricted stock under the Stock Incentive Plan.

         Section 162(m) of the Internal Revenue Code and its related regulations (together "Section 162(m)") limit the deductibility of non-"performance based" compensation received by each of Kroll-O'Gara's named executive officers to $1 million per year. Compensation meeting criteria specified in Section 162(m) is considered "performance based" and is excluded from the limitation on deductibility. Kroll-O'Gara's 1996 Stock Option Plan and all options granted to Kroll-O'Gara's named executive officers under the Plan are designed to meet the
Section 162(m) criteria for performance based compensation. In 2000, no named executive officer received non-performance based compensation in excess of $500,000, and the Compensation Committee currently does not expect the Section 162(m) limitation to be an issue in its compensation decisions during 2001. The policy of the Compensation Committee is to maintain a compensation program that maximizes the creation of long-term shareholder value. As appropriate in the future, the Compensation Committee will consider qualifying the deductibility of compensation to the extent consistent with the objectives of Kroll-O'Gara's executive compensation program and with maintaining competitive compensation.

                                       Marshall S. Cogan, Chairman
                                       William S. Sessions
                                       Thomas E. Constance*

-----------------

* Mr. Constance was not a member of the Compensation Committee in 2000.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Board of Directors reviewed and discussed with Kroll-O'Gara's management Kroll-O'Gara's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Audit Committee also discussed with Arthur Andersen, Kroll-O'Gara's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented, regarding the scope and results of the annual audit. The Audit Committee also received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1, as modified or supplemented, and discussed with Arthur Andersen its independence. The Audit Committee also considered the fees and services of Arthur Andersen as disclosed under "Auditors' Fees and Services" below and determined that such fees and services are compatible with maintaining the independence of Arthur Andersen.

         Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Kroll-O'Gara's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                      Raymond E. Mabus, Chairman
                                      Marshall S. Cogan
                                      William S. Sessions

AUDITORS' FEES AND SERVICES

         Audit Fees. Arthur Andersen billed Kroll-O'Gara $740,000 for professional services rendered in connection with the audit of Kroll-O'Gara's financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Arthur Andersen billed Kroll-O'Gara $70,000 for the review of the financial statements included in Kroll-O'Gara's Forms 10-Q for the fiscal year ended December 31, 2000.

         Financial Information Systems Design and Implementation Services. Arthur Andersen billed Kroll-O'Gara $1,464,000 in connection with the design and implementation of an inventory control financial reporting system for the Security Products and Services Group.

         All Other Fees. In addition to the audit fees, Arthur Andersen billed Kroll-O'Gara (1) $652,000 for professional services rendered in connection with an audit of the Securities Products and Services Group and the review of financial statements included in the proxy statement and registration statements relating to the failed separation of Kroll-O'Gara; (2) $32,000 for the statutory audit of Kroll Buchler Phillips Ltd. for the year ended December 31, 1999, which audit was performed in 2000; and (3) $95,000 for miscellaneous projects, including the preparation and review of foreign tax returns and debt covenant letters to Kroll-O'Gara's lenders.

                      KROLL-O'GARA STOCK PRICE PERFORMANCE

         The following graph compares the performance of Kroll-O'Gara's common stock with the performance of companies included in the Russell 2000 Index of Small Capitalization Companies and in a self-constructed peer group index. The graph assumes that $100 was invested on November 13, 1996, the first day of trading of Kroll-O'Gara's common stock, and that any dividends were reinvested.

                 COMPARISON OF 37 MONTH CUMULATIVE TOTAL RETURN*
             AMONG THE KROLL-O'GARA COMPANY, THE RUSSELL 2000 INDEX
                                AND A PEER GROUP



                               [COMPARISON GRAPH]

KROLL O GARA CO

                                                   Cumulative Total Return
                                 ----------------------------------------------------------
                                 11/13/96      12/96      12/97    12/98     12/99    12/00



THE KROLL-O'GARA COMPANY         100.00      108.33      195.83    438.19    183.33   66.67
RUSSELL 2000                     100.00       33.08       40.52     57.13    106.16   63.82
PEER GROUP                       100.00       97.58      109.56     88.22     86.30   92.99




         Because Kroll-O'Gara has operated in three business segments, no published peer group accurately mirrors Kroll-O'Gara's business. Accordingly, Kroll-O'Gara has created a special peer group, currently composed of Armor Holdings, Inc., Simula, Inc. and Spartan Motors, Inc. The returns of each company are weighted according to its respective stock market capitalization. The peer group was selected based upon criteria including business activities, industries served, size of company and market capitalization. Previously, the peer group included Pinkerton's, Inc., which is no longer a public company. The graph above has been revised to reflect the current peer group.

                PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Kroll-O'Gara's common stock on June 29, 2000 by (1) each beneficial owner of more than five percent of the common stock, (2) each director and named executive officer individually, and (3) all directors and executive officers of Kroll-O'Gara as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares.

                                                      BENEFICIAL OWNERSHIP(1)
                                                      -----------------------
                                 NAME                        NUMBER      PERCENT
                                 -----                       ------      -------

Jules B. Kroll(2)(3)                                      2,929,991     13.1
Thomas M. O'Gara(2)                                       2,411,369     10.7
Wilfred T. O'Gara                                           158,030      *
Michael G. Cherkasky                                        187,022      *
Marshall S. Cogan                                             4,000      *
Thomas E. Constance                                            --       --
Abram S. Gordon                                              18,433      *
Raymond E. Mabus                                              6,000      *
Nazzareno E. Paciotti                                       114,695      *
Hugh E. Price                                                19,389      *
William S. Sessions                                           6,000      *
Michael D. Shmerling(4)                                     469,500      2.1
All directors and executive officers as a group           6,324,429     27.6
  (12 persons)
American International Group, Inc.(2)                     1,444,212      6.4
Dimensional Fund Advisors Inc.(2)                         1,277,000      5.7

----------
* Less than 1%.
(1) Includes the following numbers of shares of common stock which may be acquired through the exercise of currently exercisable stock options or stock options which become exercisable within 60 days after June 29, 2001: Mr. Kroll, none; Mr. Thomas M. O'Gara, 23,150 shares; Mr. Wilfred
         T. O'Gara, 108,030 shares; Mr. Cherkasky, 153,862 shares; Mr. Cogan, 4,000 shares; Mr. Gordon, 18,333 shares; Mr. Mabus, 6,000 shares; Mr. Paciotti, 114,695 shares; Mr. Price, 19,389 shares; Mr. Sessions, 6,000 shares; Mr. Shmerling, 3,500 shares; and all directors and executive officers as a group, 456,959 shares. Also includes for Mr. Cherkasky, 250 shares of restricted stock that vest within 60 days of June 29, 2001.

(2) Mr. Kroll's address is 900 Third Avenue, New York, New York 10022. Mr. O'Gara's address is 9113 LeSaint Drive, Fairfield, Ohio 45014. AIG's address is 70 Pine Street, New York, New York 10270. Dimensional Fund Advisors's address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(3) Does not include 192,560 shares held by trusts for the benefit of Mr. Kroll's adult children, in which Mr. Kroll disclaims any beneficial interest.

(4) Includes 460,000 shares that are held in joint tenancy with Mr. Shmerling's wife and 6,000 shares held as custodian for the benefit of Mr. Shmerling's children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Kroll-O'Gara's executive officers and directors, and persons who beneficially own more than ten percent of Kroll-O'Gara's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission. These persons also are required by SEC regulations to furnish Kroll-O'Gara with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms and written representations from its executive officers and directors, Kroll-O'Gara believes that all Section 16(a) forms were filed on a timely basis during and for 2000, except that the Form 5s of Messrs. Cherkasky, Cogan, Mabus and Sessions, reporting stock option grants for each, were filed 13 days after their due date.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Mr. Constance, who became a director of Kroll-O'Gara in December 2000, is a partner in the law firm of Kramer Levin Naftalis & Frankel LLP, which provides legal counsel to Kroll-O'Gara.

         In connection with Kroll-O'Gara's initial public offering, the Board of Directors adopted a policy requiring that any future transactions, including loans, between Kroll-O'Gara and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to Kroll-O'Gara than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Board of Directors.

         Described below are certain transactions and relationships between Kroll-O'Gara and certain of its officers, directors and shareholders which have occurred during the last fiscal year. Except with respect to interest rates charged on certain of the intercompany notes and accounts payable/receivable, Kroll-O'Gara believes that the material terms of the various transactions were as favorable as could have been obtained from unrelated third parties.

VICTORY AVIATION

         Victory Aviation Services, Inc. is a Delaware corporation of which Messrs. Thomas M. O'Gara and Wilfred T. O'Gara own approximately 92% and 1%, respectively, of the outstanding capital stock.

         LEASE AGREEMENTS. Kroll-O'Gara has a Master Equipment Lease with Victory Aviation, entered into in July 1995, under which Kroll-O'Gara leases various items of equipment from Victory Aviation. As of December 31, 2000, Kroll-O'Gara had approximately $1,250,000 of equipment under various month-to-month lease arrangements. Rental expenses were $451,000 for the year ended December 31, 2000.

         SUPPLIER ARRANGEMENTS. During 1995 and 1996, Kroll-O'Gara purchased the dual-hard steel required for its vehicle armoring from Victory Aviation, which distributed the steel for an unrelated third party. At December 31, 2000, Kroll-O'Gara had receivables of $285,000 from Victory Aviation in connection with the prior arrangement, which sum is guaranteed by the shareholders of Victory Aviation. All other aspects of the arrangement have been terminated.

         CORPORATE AIRCRAFT. In February 1995, Kroll-O'Gara entered into a lease for a Gulfstream G-II aircraft owned by Victory Aviation. Effective June 1, 1998, Kroll-O'Gara reached an agreement to amend the corporate aircraft lease. The terms of the aircraft lease addendum provide Kroll-O'Gara with a hourly discount from the normal commercial hourly rate on future charters of corporate aircraft from Victory Aviation in order to amortize the remaining portion of existing lease deposits from the original aircraft lease. Kroll-O'Gara had approximately $313,000 in unamortized lease deposits with Victory Aviation as of December 31, 2000. Rental expense related to the Gulfstream lease, including amortization of the deposit, was $90,000 in 2000.

INTERCOMPANY NOTES AND ACCOUNTS PAYABLE/RECEIVABLE AND CERTAIN LOANS

         During 2000, Kroll-O'Gara and Mr. Kroll agreed to reimburse Kroll-O'Gara for a portion of general and administrative expenses, including outside professional fees, office rent and travel expenses, which were incurred for the benefit of both Kroll-O'Gara and Mr. Kroll. Amounts due to Kroll-O'Gara at December 31, 2000 pursuant to this agreement were $651,000.

         During 2000, Kroll-O'Gara rendered risk management services, including marketing support, and claims investigations services to American International Group, Inc. and its subsidiaries. Kroll-O'Gara billed AIG and its subsidiaries $5,776,000 in 2000 for these services. The year-end accounts receivable balance for AIG was $1,465,000 at December 31, 2000. Since 1995, Kroll-O'Gara has purchased some of its liability insurance, including Professional Errors and Omissions and Directors and Officers liability insurance, from AIG's subsidiaries. AIG's subsidiaries billed Kroll-O'Gara $287,000 for this insurance during 2000. Kroll-O'Gara obtains the coverage through an independent insurance broker and where possible obtains competitive proposals from unrelated third parties.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals will be considered for inclusion in the Proxy Statement for the 2001 Annual Meeting if they are received by Kroll-O'Gara before the close of business on February 28, 2002.

         In addition, Kroll-O'Gara will retain its discretionary authority to vote proxies on any matter raised by a shareholder at the 2002 Annual Meeting (and not included in Kroll-O'Gara's Proxy Statement) unless Kroll-O'Gara is notified prior to May 1, 2002 that the shareholder intends to present the matter at that meeting. If there is a change in the date after which shareholder notification is untimely, Kroll-O'Gara will so inform shareholders by notice in a filing with the SEC.

                                 OTHER BUSINESS

         Kroll-O'Gara is not aware of any matters which properly may be presented at the meeting other than those discussed above. However, if other matters do come before the meeting or any adjournment thereof, proxies will be voted on those matters in accordance with the discretion of the proxies.

                                                                         ANNEX A

                             AUDIT COMMITTEE CHARTER

I.       PURPOSE

         The purpose of the Audit Committee is to assist the Board of Directors by overseeing the internal and external processes relating to the keeping of the Company's financial and accounting records and the preparation of its financial statements.

II.      MEMBERSHIP

         The members of the Audit Committee shall be appointed from time to time by the Board of Directors from among its members and shall meet the applicable requirements of The Nasdaq Stock Market. Specifically each member shall be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a Director. All members of the Committee shall be or, within a reasonable time after appointment, become financially literate, and one member shall have the financial sophistication required by the rules of The Nasdaq Stock Market.

III.     MEETINGS

         The Audit Committee shall meet at least four times per year and more frequently as it believes is necessary or appropriate to fulfill its duties and responsibilities under this Charter. The Committee shall report regularly to the Board of Directors on the Committee's activities.

         If the Committee deems it necessary, the Committee may retain special accounting, legal or other advisors to assist it. The Committee shall have access to all books, records, facilities and personnel of the Company. The Committee may request any Company personnel, or the Company's outside legal counsel or outside auditors, to meet with the Committee or any of its members or advisors.

         The Committee shall meet at least annually, in separate executive sessions, with (a) the Company's management, (b) the head of the Company's internal auditing department and (c) the Company's outside auditors.

IV.      DUTIES AND RESPONSIBILITIES

         The Audit Committee shall:

         OUTSIDE AUDITORS

         1. Select and recommend to the Board of Directors for appointment the Company's outside auditors for the coming fiscal year.

         2. In consultation with management, review and discuss with the outside auditors the scope of their audit and non-audit services and their fees for each, and approve those fees.

         3. Require that the outside auditors periodically submit to the Committee a written statement consistent with Independent Standards Board Standard No. 1 delineating all relationships between the outside auditors and the Company.

         4. Discuss with the outside auditors any disclosed relationships or services that may affect their objectivity and independence.

         5. Recommend to the Board, or take, any appropriate actions to satisfy itself of the outside auditors' independence.

         6. Recognizing that the outside auditors ultimately are accountable to the Board of Directors and the Audit Committee, evaluate the performance of the outside auditors and, if appropriate, recommend to the Board that the outside auditors be replaced.

         FINANCIAL STATEMENTS AND AUDIT RESULTS

         7. Prior to the Company's quarterly earnings release or to the filing of its Form 10-Q, whichever is earlier, discuss with management and the outside auditors the results of the outside auditors' review of the Company's interim financial statements.

         8. Review and discuss the Company's audited financial statements and the related auditors' report with management and the outside auditors prior to recommending their approval and inclusion in the Company's Form 10-K to the Board. In particular, as applicable before, during and after the audit process:

                  (a) Discuss with the outside auditors the overall approach to and staffing of the audit and any areas which they, the Committee or Company personnel believe should receive particular attention.

                  (b) Review the accounting principles employed in reporting any significant transactions or financial items and, in consultation as appropriate with the Company's legal counsel, the need to disclose any matters that could have a material impact on the financial statements.

                  (c) Discuss with financial management and the outside auditors any new auditing and accounting principles and practices that must or may be adopted and their impact on the Company's financial statements.

                  (d) Determine through discussion with the outside auditors that no limitations were placed by management on the scope of their examination or its implementation and that there was a free exchange of information between Company personnel and the outside auditors.

                  (e) Discuss with the outside auditors their judgment about the quality, as well as the acceptability, of the accounting principles which the Company applies in its financial reporting.

                  (f) Periodically discuss areas of known financial risk and uncertainty with management and management's plans to deal with these risks and uncertainties.

         INTERNAL ACCOUNTING PROCEDURES AND CONTROLS

         9. Review with management and the outside auditors both the internal auditors' and the outside auditors' reports and recommendations relating to the integrity of the Company's internal accounting procedures and controls.

         10. Review the Company's response to any management letter provided by the outside auditors and management's plans for implementing any necessary or desirable improvements to its internal accounting procedures and controls.

         11. Monitor the Company's progress toward implementing any identified improvements.

         12. Review and evaluate the performance of the head of the Company's internal auditing department and, if appropriate, recommend the selection of a new person.

         13. Review and discuss with management and the internal auditors the Company's procedures and practices designed to insure that: (i) the Company's books, records, accounts and internal accounting controls are established and maintained in compliance with Section 102 of the Foreign Corrupt Practices Act of 1977, and (ii) there are adequate controls in place to prevent or detect (a) any improper or illegal disbursement of corporate funds or property of value or (b) the making of any arrangement on behalf of the Company which may provide for or result in the improper or illegal disbursement of funds or property of value, in order that the Company be in compliance with Section 103(a) of the Foreign Corrupt Practices Act.

V.       CHARTER AND PROXY STATEMENT REPORTS

         14. The Audit Committee shall review and assess this Charter at least annually and shall recommend to the Board of Directors for adoption any revisions which the Committee believes are necessary or appropriate.

         15. Consistent with the exercise of its business judgment, the Committee shall prepare, for inclusion in the Company's Proxy Statement, the annual Committee report required by the rules of the Securities and Exchange Commission.

VI.      COMMITTEE GOVERNANCE; LIMITS OF RESPONSIBILITY

         16. The Committee shall establish such rules and procedures as it believes are necessary to fulfill its duties and responsibilities under this Charter.

         17. The Committee shall be mindful that its role is one of oversight and that it is not the duty or responsibility of the Committee to conduct audits or to determine if the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is the responsibility of the Company's management to prepare the financial statements and the responsibility of the Company's outside auditors to conduct the audit. It also is not the duty of the Committee to resolve any disagreements between the Company's management and its outside auditors.

                                                                         ANNEX B

         RESOLVED, that it is advisable and in the best interests of The Kroll-O'Gara Company that, subject to consummation of the transactions contemplated by the Asset Purchase Agreement dated as of April 20, 2001 among Armor Holdings, Inc., Bengal Acquisition Corp., The Kroll-O'Gara Company, O'Gara-Hess & Eisenhardt Armoring Company, The O'Gara Company and O'Gara Security Associates, Inc., immediately following such consummation, the Amended and Restated Articles of Incorporation of The Kroll-O'Gara Company be amended to amend Section FIRST thereof to read in its entirety as follows:

         "FIRST.  The name of the corporation is Kroll Inc. (the
"Corporation")."

                                                                         ANNEX C

                            THE KROLL-O'GARA COMPANY
                  2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                         ARTICLE I - PURPOSE OF THE PLAN

                  The purpose of The Kroll-O'Gara Company 2001 Non-Employee Director Stock Option Plan ("Plan") is to increase the ownership interest in the Company of non-employee directors whose services are considered essential to the Company's continued progress, to align such interests with those of the shareholders of the Company and to provide a further incentive to serve as a director of the Company.

                            ARTICLE II - DEFINITIONS

                  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

                  2.1 "2001 Annual Meeting" means the annual meeting of shareholders of the Company scheduled to be held on August 16. 2001, or any adjournment thereof.

                  2.2 "Award Summary" means the award summary delivered by the Administrator to each Non-Employee Director upon grant of an Option under the Plan.

                  2.3 "Board" means the Board of Directors of the Company.

                  2.4 "Company" means The Kroll-O'Gara Company or any successor thereto.

                  2.5 "Exercise Period" means the date which is ten years after the Option Grant Date of such Option.

                  2.6 "Fair Market Value" shall mean, with respect to Shares on an applicable date:

                      (i) If the Shares are traded on a national securities exchange, (A) the average of the high and low reported sales price regular way per Share on the principal national securities exchange on which the Shares is traded or (B) if no reported sales take place on the applicable date, the average of the highest bid and lowest asked price of the Shares on such exchange or (C) if no such quotation is made on such date, on the next preceding day (not more than 10 business days prior to the applicable date) on which there were reported sales or such quotations.

                      (ii) If the Shares are not traded on a national securities exchange but are traded in the NASD National Market ("NASDAQ"), (A) the average of the high and low reported sales price per Share on NASDAQ or (B) if no reported sales take place on the applicable date, the average of the highest bid and lowest asked price of the Shares on NASDAQ or (C) if no such quotation is made on such date, on the next preceding day (not more than 10 business days prior to the applicable date) on which there were reported sales or such quotations.

                      (iii) If the Shares are not traded on a national securities exchange or quoted on NASDAQ, but quotations are available for the Shares on the over-the-counter market, (A) the mean between the highest bid and lowest asked quotation on the over-the-counter market as reported by the National Quotations Bureau, or any similar organization, on the applicable date or (B) if no such quotation is made on such date on the next preceding day (not more than 10 business days prior to the applicable date) on which there were such quotations.

                      (iv) If the Shares are neither traded on a national securities exchange or quoted on NASDAQ, nor are quotations therefor available on the over-the-counter market or if there are no sales or quotations in the 10 business days immediately prior to the applicable date, as determined in good faith by the Board in a manner consistently applied.

                  2.7 "Option" means an option to purchase Shares awarded under
Article VIII which does not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor law.

                  2.8 "Option Grant Date" means the date upon which an Option is granted to a Non-Employee Director.

                  2.9 "Optionee" means a Non-Employee Director of the Company to whom an Option has been granted.

                  2.10 "Non-Employee Director" means a director of the Company who is neither an employee of the Company nor any subsidiary of the Company.

                  2.11 "Plan" means The Kroll-O'Gara Company 2001 Non-Employee Director Stock Option Plan, as amended and restated from time to time.

                  2.12 "Shares" means shares of the common stock, par value $0.01 per share, of the Company.

                    ARTICLE III - ADMINISTRATION OF THE PLAN

                  3.1 IN GENERAL. The Plan shall be administered by the Board.

                  3.2 AUTHORITY OF THE BOARD. Except as otherwise provided herein, the Board shall have full power and authority to (i) interpret and construe the Plan and to adopt such rules and regulations it shall deem necessary and advisable to implement and administer the Plan and (ii) designate persons to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe, such determinations to be made in accordance with the Board's best business judgment as to the best interests of the Company and its shareholders and in accordance with the purposes of the Plan subject to applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). The Board may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable.

                       ARTICLE IV - AWARDS UNDER THE PLAN

                  Awards in the form of Options shall be granted to Non-Employee Directors in accordance with Article VIII. Each Option granted under the Plan shall be evidenced by a stock option agreement in a form approved by the Board.

                             ARTICLE V - ELIGIBILITY

                  Non-Employee Directors of the Company shall be eligible to participate in the Plan in accordance with Article VIII.

                     ARTICLE VI - SHARES SUBJECT TO THE PLAN

                  Subject to adjustment as provided in Article XI, the aggregate number of Shares which may be issued upon the exercise of Options shall not exceed 200,000 Shares. To the extent an outstanding Option expires or terminates unexercised or is canceled or forfeited, the Shares subject to the expired, unexercised, canceled or forfeited portion of such option shall again be available for grants of Options under the Plan.

                  ARTICLE VII - NON-TRANSFERABILITY OF OPTIONS

                  All Options under the Plan will be nontransferable and shall not be assignable, alienable, salable or otherwise transferable by the Optionee other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction or as otherwise determined by the Administrator. During the life of the Optionee, Options under the Plan shall be exercisable only by him or her.

                  If so permitted by the Board, an Optionee may designate a beneficiary or beneficiaries to exercise the rights of the Optionee under this Plan upon the death of the Optionee. However, any contrary requirement of Rule 16b-3 under the 1934 Act or any successor rule shall prevail over the provisions of this section.

                             ARTICLE VIII - OPTIONS

                  Each Non-Employee Director shall be granted Options, subject to the following terms and conditions:

                  8.1 TIME OF GRANT. On the date of the 2001 Annual Meeting and, thereafter, on the date of each annual meeting of shareholders of the Company, each person who is a Non-Employee Director immediately after such meeting of shareholders shall be granted an Option to purchase 10,000 Shares. Any person elected to the Board subsequent to the 2001 Annual Meeting at a time other than at any other annual meeting of shareholders who is a Non-Employee Director as a result of such election, shall, upon the date of such election, be granted an option to purchase a number of Shares determined by multiplying the numbers set forth in the preceding sentence by a fraction, the numerator of which shall be the number of days between the date of such election and the date which is the first anniversary of the date of the last preceding annual meeting of shareholders and the denominator of which shall be 365.

                  8.2 PURCHASE PRICE. The purchase price per Share under each Option granted pursuant to this Article shall be 100% of the Fair Market Value per Share on the Option Grant Date.

                  8.3 OPTION WAITING PERIOD AND EXERCISE DATES. Each Option granted shall vest in three equal annual installments over the three years following the date of grant. Subject to Article IX, an Option may be exercised until the end of the Exercise Period. An Option, or portion thereof, may be exercised in whole or in part only with respect to whole Shares, provided that no partial exercise may be for less than twenty Shares.

                  8.4 METHOD OF EXERCISING OPTION. The Options may be exercised from time to time by written notice to the Company, which shall state the election to exercise the Options and the number of shares with respect to which the Options are being exercised, and shall be signed by the person exercising the Options. Such notice must be accompanied by a check payable to the Company in payment of the full purchase price. After receipt of such notice, the Company will advise the person exercising the Option of the amount of withholding tax, if any, which must be paid under U.S. Federal, and where applicable, state and local income tax laws resulting from such exercise. Upon receipt of payment of the purchase price and the withholding tax the Company shall, without transfer or issue tax to the person exercising the Options, issue a certificate or certificates for the number of shares covered by such notice of exercise.

                    ARTICLE IX - TERMINATION OF DIRECTORSHIP

                  9.1 TERMINATION OF SERVICE. If an Optionee ceases to be a Non-Employee Director of the Company other than by reason of disability, retirement from service on the Board, or death, each Option held by such Optionee, to the extent such Option has vested pursuant to Article VIII, may thereafter be exercised by such Optionee (or such Optionee's executor, administrator, guardian, legal representative, beneficiary or similar person) and shall expire on the earlier of: (i) three months from the date of such termination or (ii) expiration of the Exercise Period.

                  9.2 DISABILITY, RETIREMENT OR DEATH. If an Optionee ceases to be a Non-Employee Director of the Company by reason of disability or retirement from service on the Board, each Option held by such Optionee, to the extent such Option has vested pursuant to Article VIII, may thereafter be exercised by such Optionee in accordance with the provisions of Article VIII. If the Optionee dies following termination of service from the Board by reason of retirement or disability, outstanding Options, to the extent such Options have vested on the date of death pursuant to Article VIII, shall be exercisable by such Optionee's executor, administrator, guardian, legal representative, beneficiary or similar person and shall expire on the earlier of one year following the date of death or expiration of the Exercise Period. If the Optionee ceases to be a Non-Employee Director as a result of death, such Option shall be immediately vested and exercisable by the Optionee's legal representative at any time within one year of the Optionee's death but in no event after the expiration of the Exercise Period.

                      ARTICLE X - AMENDMENT AND TERMINATION

                  The Board may amend the Plan from time to time or terminate the Plan at any time; provided, however, that no action authorized by this Article shall adversely change the terms and conditions of an outstanding option without the Optionee's consent and, subject to Article XI, the number of Shares subject to an Option granted under Article VIII, the purchase price therefor, the date of grant of any such Option and the termination provisions relating to such Option, shall not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or any successor law, or the Employee Retirement Income Security Act of 1974, as amended, or any successor law, or the rules and regulations thereunder.

                       ARTICLE XI - ADJUSTMENT PROVISIONS

                  11.1 If the Company shall at any time change the number of issued shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares reserved for issuance under the Plan shall be appropriately adjusted and the number of Shares covered by each outstanding Option and the purchase price per Share under each outstanding Option shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Option shall not be changed.

                  11.2 Notwithstanding any other provision of the Plan, and without affecting the number of Shares reserved or available hereunder, the Board shall authorize the issuance, continuation or assumption of outstanding Options or provide for other equitable adjustments after changes in the Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve their rights under the Plan.

                  11.3 In the case of any sale of assets, merger, consolidation or combination of the Corporation with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), any Non-Employee Director who holds an outstanding Option shall have the right (subject to the provisions of the Plan and any limitation applicable to the Option) thereafter and during the term of the Option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Shares which would have been obtained upon exercise of the Option immediately prior to the Acquisition. The term "Acquisition Consideration" shall mean the kind and amount of shares of the surviving or new corporation or other entity, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one Share of the Company upon consummation of an Acquisition.

                          ARTICLE XII - EFFECTIVE DATE

                  The Plan shall be submitted to the shareholders of the Company for approval, and, if adopted by a majority of all outstanding shares entitled to vote thereon at the 2001 Annual Meeting, shall become effective as of the date of adoption by shareholders.

                     ARTICLE XIII - MISCELLANEOUS PROVISIONS

                  13.1 GOVERNING LAW. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of New York and applicable Federal law.

                  13.2 GENERAL RESTRICTION. Each Option shall be subject to the requirement that, if at any time the Board shall determine, in its sole discretion, that the listing, registration or qualification of any Option under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Options or the exercise thereof, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

                  13.3 FUTURE RIGHTS. No Non-Employee Director shall have any claim or rights to be granted an option under the Plan, and no Non-Employee Director shall have any rights by reason of the grant of any Options under the Plan to continue as a Non-Employee Director for any period of time, or at any particular rate of compensation.

                  13.4 RIGHTS AS A SHAREHOLDER. A Non-Employee Director shall have no rights as a shareholder with respect to shares covered by Options granted hereunder until the date of issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

                  13.5 FRACTIONS OF SHARES. The Company shall not be required to issue fractions of shares. Whenever under the terms of the Plan a fractional share would be required to be issued, the Optionee shall be paid in cash for such fractional share based upon Fair Market Value at the time of exercise of the Option.

                            THE KROLL-O'GARA COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of The Kroll-O'Gara Company ("KROG") hereby appoints Jules B. Kroll and Michael G. Cherkasky, each of them, as proxies of the undersigned, with full power of substitution to each, to vote all shares of KROG which the undersigned is entitled to vote at KROG's Annual Meeting of Shareholders to be held at 10:00 a.m., local time, at The Marriott, Manhattan Midtown East Courtyard, 866 Third Avenue, New York, New York, on Thursday, August 16, 2001 and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:


1. ELECTION OF DIRECTORS: To elect the nominees listed below to the Board of Directors for the terms described in the accompanying Proxy Statement;


         FOR ALL NOMINEES LISTED BELOW                                WITHHOLD AUTHORITY
         (except as marked to the contrary below)                     to vote for all nominees listed below
         [ ]                                                          [ ]


         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME
          IN THE LIST BELOW.)


                  Jules B. Kroll            Thomas E. Constance                 J. Arthur Urciuoli
                  Michael G. Cherkasky      Raymond E. Mabus
                  Marshall S. Cogan         Michael D. Shmerling


2.       APPROVAL OF THE AMENDMENT TO KROG'S AMENDED AND RESTATED  ARTICLES OF  INCORPORATION,  as described in the accompanying Proxy Statement;


                              [ ]  FOR         [ ]  AGAINST           [ ]  ABSTAIN


3.       APPROVAL OF KROG'S  NON-EMPLOYEE  DIRECTOR  STOCK OPTION PLAN,  as  described  in the  accompanying  Proxy
         Statement;


                              [ ]  FOR         [ ]  AGAINST           [ ]  ABSTAIN


and in their discretion, upon any other matter that may properly come before the meeting or any adjournment thereof.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED UNDER "ELECTION OF DIRECTORS" AND FOR PROPOSALS 2 AND 3.


         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED UNDER "ELECTION OF DIRECTORS" AND FOR PROPOSALS 2 AND 3.


           (Continued and to be dated and signed on the other side.)

  PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of KROG accompanying the same are hereby acknowledged.


                                          Dated:                     , 2001
                                                  -------------------


                                          -------------------------------------
                                               (SIGNATURE OF STOCKHOLDER)



                                          -------------------------------------
                                               (SIGNATURE OF STOCKHOLDER)


                                          Please sign exactly as your name(s)
                                          appears on your stock certificate. If
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please indicate the capacity in which
                                          signing. When signing as joint
                                          tenants, all parties to the joint
                                          tenancy must sign. When the proxy is
                                          given by a corporation, it should be
                                          signed by an authorized officer.


I plan to attend the Annual Meeting in person:  [ ]  Yes   [ ]  No